Exhibit 4.1

                             SUBSCRIPTION AGREEMENT


      This Subscription Agreement ("Agreement") is entered into this 9th day of December, 2002, between Telesource International, Inc., a Delaware corporation (the "Company"), and Financial Management Co., W.L.L. ("Subscriber").

      1. Subscription, Purchase and Closing.

            1.1 The Subscriber, intending to be legally bound, hereby subscribes for and agrees to purchase 4,000,000 shares (the "Shares") of the Series A Preferred Stock, par value $.01 per share (the "Series A Preferred"), of the Company, at a price of $1.50 per Share (the "Purchase Price"), upon the terms and conditions set forth in this Agreement. The terms of the Series A Preferred are set forth in the certificate of designations attached hereto as Exhibit A.

            1.2 The Shares subscribed for hereby shall not be deemed owned by Subscriber, nor shall Subscriber be deemed a holder of securities of the Company until this subscription has been accepted by the Company and the Purchase Price with respect to such Shares has been paid. Subscriber understands and agrees that the Company reserves the right to reject this subscription for the Shares in whole or in part, in its sole discretion, at any time through the Tranche 1 Closing Date (as such term is defined in Section 1.5).

            1.3 In the event of rejection of this subscription, or in the event the sale of the Shares is not consummated for any reason (in which event this Agreement shall be deemed to be rejected), this Agreement shall have no force or effect.

            1.4 Subscriber hereby agrees to deliver one-half of the Purchase Price ($3,000,000) to purchase one-half of the number of Shares subscribed for hereunder on the Tranche 1 Closing Date set pursuant to Section 1.5 and to deliver the remaining one-half of the Purchase Price ($3,000,000) to purchase the remaining one-half of the number of Shares subscribed for hereunder on the Tranche 2 Closing Date set pursuant to Section 1.5.

            1.5 The closing of the transactions contemplated herein shall take place on two dates mutually agreed upon by the Company and the Subscriber, with the first date occurring no later than December 16, 2002 (the "Tranche 1 Closing Date") and the second date occurring no later than March 3, 2002 (the "Tranche 2 Closing Date" and, collectively with the Tranche 1 Closing Date, the "Closing Dates").

            1.6 Payment of the portion of the Purchase Price for the Shares to be purchased on each Closing Date shall be made by 1:00 p.m. on the applicable Closing Date by wire transfer of immediately available funds or at such other time and by such other means as the Company shall approve. The Company will notify Subscriber as to payment instructions. Upon the Closing Date, the Company will deliver certificates representing the Shares purchased by Subscriber.

      2. Conditions to Closing.

            (a) The obligations of the Subscriber to proceed with the Closing is subject to the following conditions, any and all of which may be waived by Subscriber in whole or in part:

            (i) Each of the representations and warranties of the Company shall be true and correct on the Tranche 1 Closing Date, except to the extent the same expressly relate to an earlier date;

            (ii) The Company shall be in full compliance with the terms, covenants and conditions of this Agreement.

            (b) The obligations of the Company to proceed with the Closing is subject to the following conditions, any and all of which may be waived by the Company in whole or in part:

            (i) Each of the representations and warranties of the Subscriber shall be true and correct on the Tranche 1 Closing Date, except to the extent the same expressly relate to an earlier date;

            (ii) The Subscriber shall be in full compliance with the terms, covenants and conditions of this Agreement.

      3. Representations, Warranties and Agreements of Subscriber. Subscriber hereby represents and warrants to the Company, and hereby covenants and agrees with the Company, as follows:

            (a) Subscriber has full power and authority to enter into this Agreement and to perform its obligations hereunder. All requisite action on the part of Subscriber necessary for the authorization, execution, delivery and performance of Subscriber's obligations under this Agreement and for the purchase of the Shares has been taken, and this Agreement, when executed by a duly authorized officer of Subscriber, will be a valid and binding agreement of Subscriber, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws and legal and equitable principles limiting or affecting the rights of creditors generally and/or
      (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law, and except as rights to indemnification hereunder may be limited by Federal or state securities laws.

            (b) Subscriber has carefully read this Agreement and, to the extent Subscriber believes necessary, has discussed with Subscriber's counsel and other professional advisor(s) the representations, warranties, covenants and agreements which Subscriber makes by signing it, and any applicable limitations upon Subscriber's transfer of the Shares issuable thereunder. Subscriber acknowledges that Subscriber has not relied upon the legal counsel or accountants for the Company regarding the transactions contemplated by this Agreement, and Subscriber has been advised to engage separate legal counsel and accountants to represent Subscriber's individual interest and advise Subscriber regarding the structure of, and risks associated with, such transactions.

            (c) Subscriber acknowledges that the Company has delivered to Subscriber within a reasonable time prior to the execution of this Subscription Agreement a copy of the Company's most recent Annual Report on Form 10-K, and all subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and such other documents as Subscriber (and Subscriber's attorney, accountant and/or other advisors) deemed pertinent in order for Subscriber to make an informed investment decision.

            (d) Subscriber further acknowledges that no representations or warranties of any nature have been made to Subscriber with respect to the ultimate economic consequences or tax consequences of Subscriber's investment in the Company. Subscriber acknowledges that any forecasted financial data which may have been given to Subscriber is for illustration purposes only and no assurance is given that actual results will correspond with the results contemplated in any such data.

            (e) Subscriber acknowledges that Subscriber has had the opportunity to ask questions of, and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and, to the extent deemed necessary, Subscriber has asked such questions and received satisfactory answers and desires to invest in the Company. In evaluating the suitability of an investment in the Company, the Subscriber has not relied upon any representations or other information (whether oral or written) other than as set forth in this Agreement or as contained in any documents delivered or answers given in writing by the Company to questions furnished to the Company. Subscriber has been advised and acknowledges that no federal or state agency has made any finding or determination as to the fairness or merits of an investment in the Company and that no such agency has made any recommendation or endorsement whatsoever with respect to such an investment.

            (f) Subscriber is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). For this purpose, Subscriber understands that an "accredited investor" includes:

                  (i) any individual who: (A) has a net worth (with spouse) in excess of $1 million; or (B) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects the same income level for the current year; or (C) who is an executive officer or director of the Company;

                  (ii) any entity in which all of the equity owners or partners are "accredited investors"; or

                  (iii) any corporation or partnership with total assets in
            excess of $5,000,000 that was not formed for the specific purpose of purchasing the securities subscribed hereunder.

            (g) Subscriber considers himself/herself/itself to be a sophisticated investor in companies similarly situated to the Company, and Subscriber has substantial knowledge and experience in financial and business matters (including knowledge of finance, securities and investments, generally, and experience and skill in investments based on actual participation) such that Subscriber is capable of evaluating the merits and risks of the prospective investment in the Company.

            (h) Subscriber's current address is as set forth on the signature page hereof. If Subscriber is an entity which does not meet the classification set forth under Section 2(e)(iii) above, each of Subscriber's equity owners and/or partners has the same jurisdiction of residence as the Subscriber's jurisdiction of organization and none of Subscriber's equity owners and/or partners has any present intention of moving from such jurisdiction.

            (i) Subscriber has been advised and acknowledges that the issuance of the Shares will not be registered under the Securities Act, in reliance upon the exemption(s) from registration promulgated thereunder, and, therefore, are "restricted securities." Subscriber also acknowledges that the issuance of the Shares will not be registered under the securities laws of any state. Consequently, Subscriber agrees that the Shares cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Subscriber has been advised and acknowledges that the Company is under no obligation to take any action necessary in order to make available any exemption for the transfer of the Shares without registration.

            (j) Subscriber is purchasing the Shares solely for Subscriber's own account and not as nominee for, representative of, or otherwise on behalf of, any other person. Subscriber is purchasing the Shares with the intention of holding the Shares for investment, with no present intention of participating directly or indirectly in a subsequent public distribution of the Shares unless registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Subscriber shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

            (k) Subscriber has been advised that there is no assurance that the Company will continue to be a "Public Company" (i.e., a company with equity securities registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or, even if the Company continues to be a Public Company, that there will be an active market for the Shares. Subscriber is aware that Subscriber's investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and, having made Subscriber's own evaluation of the risks associated with this investment, Subscriber is aware and Subscriber has been advised that Subscriber must bear the economic risks of a purchase of the Shares indefinitely.

            (l) Subscriber acknowledges that the Shares were not offered to Subscriber by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Subscriber was invited by any of the foregoing means of communication.

            (m) Subscriber understands and agrees that the Company, and all current and future stockholders of the Company, are relying on the agreements and representations contained herein.

            (n) In connection with the purchase of the Shares by Subscriber, Subscriber has not paid and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect renumeration to any person or entity for soliciting or otherwise coordinating the purchase of the Shares.

            (o) Subscriber has been advised and agrees that there will be placed on any certificates representing the Shares, or any substitution(s) thereof, a legend stating in substance the following (and including any restrictions or conditions that may be required by any applicable state law), and Subscriber has been advised and further agrees that the Company will refuse to permit the transfer of the Shares out of Subscriber's name in the absence of compliance with the terms of such legend:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be sold, pledged, transferred, assigned or otherwise disposed of except in accordance with such Act and the rules and regulations thereunder and in accordance with applicable state securities laws. The Company will transfer such shares only upon receipt of evidence satisfactory to the Company, which may include an opinion of counsel, that the registration provisions of such Act have been compiled with or that such registration is not required and that such transfer will not violate any applicable state securities laws."

            (p) Subscriber is aware that the Company may offer and sell additional shares of Preferred Stock, Common Stock or other securities in the future, thereby diluting Subscriber's percentage equity ownership of the Company.

      4. Representations of the Company. As used in this Section 4, the following capitalized terms shall have the meanings set forth below:

            "Contract" means any agreement, indenture, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity, mortgage, restriction, commitment, obligation or other contract, agreement or instrument (whether written or oral).

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "Material Adverse Change" or "Material Adverse Effect" means, with respect to any Person, any change or effect that is or is reasonably likely to be materially adverse to the financial condition, business, prospects or results of operations of such Person.

            "Person(s)" means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

            Subscriber is subscribing for the Shares based upon the following representations and warranties of the Company, which the Company hereby confirms by accepting this subscription:

            (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own and/or lease its properties and to conduct its business in the places where such properties are now owned, leased or operated or such business is presently conducted.

      The Company is duly qualified and licensed as a foreign corporation in the State of Illinois and in each additional jurisdiction in which it owns or leases real property or in which its operations or activities would otherwise require such qualification.

            (b) Authorization. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized and approved by its Board of Directors, and this Agreement, when executed by a duly authorized officer of this Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws and legal and equitable principles limiting or affecting the rights of creditors generally and/or (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law, and except as rights to indemnification hereunder may be limited by Federal or state securities laws.

            (c) Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, 4,000,000 of which have been designated as the Series A Preferred, and the remainder of which have not been designated. All issued and outstanding shares of capital stock of the Company have been, and as of the Closing Date will be, duly authorized and validly issued and are fully paid and non-assessable.

            (d) No Violations; Defaults. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate, result (with the lapse of time or giving of notice, or both) in a violation of, conflict with, or constitute a default under, or permit the termination or acceleration of the maturity of, any material indebtedness or material obligation of the Company; (ii) violate, result (with the lapse of time or giving of notice, or both) in a violation of, conflict with or constitute a default under, any material term of, or permit the termination of, any material note, mortgage, indenture, license, agreement, contract, arrangement, understanding or other instrument to which the Company is a party, or by which it is bound, or the Certificate of Incorporation or By Laws of the Company; (iii) except as contemplated by this Agreement or where the absence would not have a material adverse effect on the Company or its subsidiaries, taken as a whole, require consent, approval, waiver or authorization from or registration or filing with any party, including but not limited to any party to any material agreement to which the Company is a party or by which it is bound or by any regulatory or governmental agency, body or entity (except as obtained prior to the Closing); or (iv) violate any statute, law, rule, regulation or ordinance, or any judgment, decree, order, regulation or rule of any court, tribunal, administrative or governmental agency, body or entity to which the Company or its properties are subject.

            (e) Validity of Securities. The Shares, when issued in accordance with the terms and conditions hereof, will be duly authorized, validly issued, fully paid and non-assessable, and the delivery to Subscriber of the Shares delivered pursuant to this Agreement shall vest in it good and marketable title thereto, free of any and all liens, options, encumbrances, charges, third-party rights or claims of any nature whatsoever except for restrictions on transfers imposed by law.

            (f) No Commissions. The Company has not incurred any other obligation for any finder's or broker's or agent's fees or commissions in connection with the sale of the Shares.

            The Company represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless the Company otherwise notifies Subscriber prior to the Closing Date, shall be true and correct as of the Closing Date. The foregoing representations and warranties shall survive the Closing Date.

      5. Security.

            5.1 As security for the obligations of the Company to pay the dividends required on the Series A Preferred, the Company agrees to provide the security set forth in this Section 5. The Company is the holder of a series of promissory notes issued by Commonwealth Utilities Corporation, each in the amount of $180,000 (the "CUC Notes"). One CUC Note matures at the end of each month through February 28, 2009, and is payable to the bearer thereof.

            5.2 The Company shall deliver one CUC Note for each two million shares of Series A Preferred then owned by the Subscriber. The CUC Note for the first two million shares of Series A Preferred will be the CUC Note maturing on July 31, 2003. The CUC Note for the second two million shares of Series A Preferred will be an additional CUC Note maturing on January 31, 2004. Each CUC Note is to be replaced with a new CUC Note within 30 days after payment of all dividends accrued through the immediately preceding Dividend Date by delivery to the Subscriber of a replacement CUC Note and by the Subscriber returning to the Company the CUC Note which is being replaced. Detailed replacement schedule for the CUC Notes is attached hereto as Exhibit B.

            5.3 Subscriber may present any such CUC Note to the issuer thereof for payment up to the amount of dividends that have accrued but have not been timely paid to Subscriber. Such payment shall be deemed to satisfy the Company's requirement to pay an equivalent amount of dividends on the Series A Preferred held by Subscriber, and such dividends shall be deemed to have been paid on the date of maturity of the CUC Note.

      6. Indemnification.

            6.1 Indemnification by the Company. The Company shall indemnify Subscriber from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, attorneys' fees and expenses) or deficiencies resulting from any breach of a representation, warranty or covenant by the Company and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

            6.2 Indemnification by the Subscriber. Subscriber shall indemnify the Company from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, attorneys' fees and expenses) or deficiencies resulting from any breach of a representation, warranty or covenant by Subscriber and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

            6.3 Indemnification Procedures. A party entitled to indemnification under this Section (an "Indemnified Party") shall give notice as promptly as reasonably practicable to each party required to provide indemnification under this Section (an "Indemnifying Party") of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have otherwise than on account of this indemnity agreement except to the extent such failure shall have prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party. In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or (ii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment.

      7. Miscellaneous.

            7.1 Amendment; Waiver. Neither this Agreement nor any provisions hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom any such waiver, modification, discharge or termination is sought to be enforced.

            7.2 Notices. Any notice, demand or other communication which any party hereby may be required or may elect to give to anyone interested hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein three business days after such deposit, or (b) delivered personally at such address. The parties' addresses for notices are set forth on the signature page.

            7.3 Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

            7.4 Successors and Assigns. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the parties and their successors, legal representatives and assigns.

            7.5 Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

            7.6 Assignment. This Agreement is not transferable or assignable by Subscriber except as may be provided herein.

            7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Illinois applicable to agreements made and to be performed in that State.

            7.8 Submission to Jurisdiction. The Company and Subscriber each hereby submits to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or thereby. The Company and Subscriber each irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            IN WITNESS WHEREOF, Subscriber has caused to be executed this Agreement as of the date indicated and agrees to be bound by this Agreement.

                              SUBSCRIBER:

                              Al Soor Consulting
                              --------------------------------------------------
                              [exact name to appear on stock certificate]


                              By:   /s/ Waleed Ali Mohamed Mahdi
                                 -----------------------------------------------
                                  Name:  Waleed Ali Mohamed Mahdi
                                  Title: Chairman and Chief Executive Officer Al Soor Consulting for Financial Management Co. W.L.L.


                              PO Box 1034, Safat 13031 Kuwait
                              --------------------------------------------------
                              [Principal Address]


Accepted By:

TELESOURCE INTERNATIONAL


By: /s/ Bud Curley                      .
    -------------------------------------
   Name: Bud Curley
   Title:  Chief Financial Officer
           and Vice President

860 Parkview Blvd., Lombard, IL 60148

Principal Address

                                    EXHIBIT A

                   See Exhibit 3.1 Certificate of Designations

                                    EXHIBIT B

                          CUC NOTE REPLACEMENT SCHEDULE

Pursuant to Section 5.2 of the Subscription Agreement, the Company will deliver one promissory note for each two million shares of Series A Preferred then owned by the Subscriber. The CUC Note for the first two million shares of Series A Preferred will be the CUC Note maturing on July 31, 2003. The CUC Note for the second two million shares of Series A Preferred will be an additional CUC Note maturing on January 31, 2004. Each CUC Note is to be replaced with a new CUC Note within 30 days after payment of all dividends accrued through the immediately preceding Dividend Date by delivery to the Subscriber of a replacement CUC Note and by the Subscriber returning to the Company the CUC Note which is being replaced. as follows:

                       CUC Promissory Note Held by    CUC Promissory Note to be given to
    Dividend Date              Subscriber                Subscriber as a Replacement
-------------------   -----------------------------  ------------------------------------
   June 30, 2003             July 31, 2003                    July 31, 2004

 December 31, 2003         January 31, 2004                  January 31, 2005

   June 30, 2004             July 31, 2004                    July 31, 2005

 December 31, 2004         January 31, 2005                  January 31, 2006

   June 30, 2005             July 31, 2005                    July 31, 2006

 December 31, 2005         January 31, 2006                  January 31, 2007

   June 30, 2006             July 31, 2006                    July 31, 2007

 December 31, 2006         January 31, 2007                  January 31, 2008

   June 30, 2007             July 31, 2007                    April 30, 2008

 December 31, 2007         January 31, 2007                 Not to be replaced